Exhibit 10.2

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN

OMITTED AND FILED SEPARATELY WITH THE

SECURITIES AND EXCHANGE COMMISSION

PURSUANT TO A REQUEST FOR CONFIDENTIAL

TREATMENT FILED WITH THE COMMISSION.

THE OMITTED PORTIONS ARE INDICATED BY [**].

UNITED STATIONERS INC.

2004 LONG-TERM INCENTIVE PLAN

Performance Based Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”), dated March 1, 2011, (the “Award Date”), is by and between <First Name, Last Name> (the “Participant”), and United Stationers Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Company’s 2004 Long-Term Incentive Plan (the “Plan”).

In the exercise of its discretion to grant awards under the Plan, the Committee has determined that the Participant should receive an award of restricted stock units (“Units”) under the Plan, on the following terms and conditions:

1.	Grant. The Company hereby grants to the Participant a Restricted Stock Unit Award (the “Award”) consisting of *[target number] Units (the “Target Number of Units”), subject to possible increase to as many as *[number 50% greater than target number] Units (the “Maximum Number of Units”) depending on the degree to which the Company has satisfied the performance-based objectives specified in Appendix A to this Agreement. Each Unit that vests represents the right to receive one share of the Company’s common stock as provided in Section 5 of this Agreement. The Award will be subject to the terms and conditions of the Plan and this Agreement.

2.	No Rights as a Stockholder. The Units granted pursuant to this Award do not entitle the Participant to any rights of a stockholder of the Company’s Stock. The Participant’s rights with respect to the Units shall remain forfeitable at all times until satisfaction of the vesting conditions set forth in Section 3 of this Agreement.

3.	Vesting; Effect of Date of Termination. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates (as defined below), on which Units subject to this Award vest as provided in this Section 3.

(a)	Subject to paragraphs 3(b) through 3(f), a portion of the Participant’s Units will be eligible to vest on each of March 1, 2012, March 1, 2013 and March 1, 2014 (the “Scheduled Vesting Dates”). Units will vest on a Scheduled Vesting Date (i) if the Participant’s Date of Termination has not occurred before that Scheduled Vesting Date, and (ii) only to the extent the Units have been earned during the period from January 1, 2010 to that Scheduled Vesting Date as provided in Section 4. The period from January 1, 2010 through December 31, 2012 is referred to as the “Performance Period,” and the period from January 1, 2010 through an applicable Scheduled Vesting Date is referred to as a “Vesting Period.” If the Participant’s Date of Termination occurs for any reason during the Performance Period, the Participant’s Units that have not yet vested will be forfeited on and after the Participant’s Date of Termination, except as provided in paragraphs 3(b) through 3(f).

(b)	If the Participant’s Date of Termination occurs during the Performance Period by reason of the Participant’s death or Permanent and Total Disability (as defined in paragraph 3(g)), a portion of the then unvested Units subject to this Award will become vested as of the Participant’s Date of Termination. That portion shall be equal to a number of Units determined by multiplying the lesser of (i) one-third of the Target Number of Units or (ii) the Target Number of Units not yet vested immediately prior to the Participant’s Date of Termination, by a fraction, the numerator of which shall be the number of whole months elapsed from the beginning of the calendar year in which the termination of employment occurred to the Date of Termination, and the denominator of which shall be twelve. Any remaining Units subject to this Award that do not vest as provided in this paragraph shall be forfeited.

(c)	If the Participant’s Date of Termination occurs during the Performance Period by reason of the Participant’s Retirement (as defined in paragraph 3(j)), a portion of the then unvested Units will become vested as of the Scheduled Vesting Date at the end of the calendar year in which the Participant’s Date of Termination occurs. That portion shall be equal to the product of (i) the number of Units that otherwise would have vested on that Scheduled Vesting Date had the Participant’s employment not been terminated, and (ii) a fraction, the numerator of which shall be the number of whole months elapsed from the beginning of the calendar year in which the termination of employment occurred to the Date of Termination, and the denominator of which shall be twelve. Any remaining Units subject to this Award that do not vest as provided in this paragraph shall be forfeited.

(d)	If a Change of Control occurs during the Performance Period and prior to the Participant’s Date of Termination, then a portion of the then unvested Units will become fully vested as of the date of such Change of Control. That portion shall be equal to the greater of (i) 50% of the Target Number of Units not yet vested immediately prior to the Change of Control, or (ii) an amount determined by multiplying 50% of the Target Number of Units not yet vested immediately prior to the Change of Control by the Performance Factor (determined as provided in Appendix A) for the longest completed Vesting Period (if any) prior to the date of the Change in Control. The remaining Units subject to this Award that do not vest in accordance with the previous sentence shall remain subject to the vesting provisions of this Agreement, with all Units that have vested as a result of the Change of Control deemed Earned Units for purposes of applying the formula specified in Appendix A.

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UNITED STATIONERS INC.

2004 LONG-TERM INCENTIVE PLAN

Performance Based Restricted Stock Unit Award Agreement

(e)	If, during the Performance Period but within two years after a Change of Control described in paragraph 3(d), the Participant’s Date of Termination occurs by reason of the involuntary termination of the Participant’s employment by the Company or its Subsidiaries without Cause or by the Participant for Good Reason (as defined in paragraph 3(h)), all of the Target Number of Units that did not vest as a result of the Change of Control as provided in paragraph 3(d) will vest as of the Participant’s Date of Termination.

(f)	If the Participant’s Date of Termination occurs during the Performance Period and during an Anticipated Change of Control by reason of the involuntary termination of the Participant’s employment by the Company or its Subsidiaries without Cause or by the Participant for Good Reason, and a Change of Control then occurs within two years following the Participant’s Date of Termination, a number of shares of Stock equal to the portion of the Target Number of Units forfeited on the Participant’s Date of Termination (subject to paragraph 5.2(f) of the Plan) shall be issued to the Participant on a fully vested basis promptly, but in no event later than two and one-half months after the end of the calendar year in which the Change of Control occurred.

(g)	For purposes of this Agreement, the term “Permanent and Total Disability” means the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out his duties and obligations as an employee of the Company or its Subsidiaries or to participate effectively and actively as an employee of the Company or its Subsidiaries for 90 consecutive days or shorter periods aggregating at least 180 days (whether or not consecutive) during any twelve-month period.

(h)	For purposes of this Agreement, “Good Reason” shall mean: (i) any material breach by the Company of this Agreement or of any employment agreement with the Participant without Participant’s written consent, (ii) any material reduction, without the Participant’s written consent, in the Participant’s duties, responsibilities or authority; provided, however, that for purposes of this clause (ii), neither (A) a change in the Participant’s supervisor or the number or identity of the Participant’s direct reports, nor (B) a change in the Participant’s title, duties, responsibilities or authority as a result of a realignment or restructuring of the Company’s executive organizational chart nor (C) a change in the Participant’s title, duties, responsibilities or authority as a result of a realignment or restructuring of the Company shall be deemed by itself to materially reduce Participant’s duties, responsibilities or authority, as long as, in the case of either (B) or (C), Participant continues to report to either the supervisor to whom he or she reported immediately prior to the Change of Control or a supervisor of equivalent responsibility and authority; or (iii) without Participant’s written consent: (A) a material reduction in the Participant’s base salary, (B) the relocation of the Participant’s principal place of employment more than fifty (50) miles from its location on the date of a Change in Control, or (C) the relocation of the Company’s corporate headquarters office outside of the metropolitan area in which it is located on the date of a Change in Control. For purposes of this Agreement, a Change of Control, alone, does not constitute Good Reason. Furthermore, notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Participant gives the Company written notice within thirty (30) days after the initial occurrence of any of such events that the Participant believes that such event constitutes Good Reason, and the Company thereafter fails to cure any such event within sixty (60) days after receipt of such notice.

(i)	For purposes of this Agreement, a Date of Termination shall be deemed to have occurred only if on such date the Participant has also experienced a “separation from service” as defined in the regulations promulgated under Code Section 409A.

(j)	For purposes of this Agreement, “Retirement” means the Participant’s separation from service (as defined in the regulations promulgated under Code Section 409A) occurring after the earlier of (i) the Participant reaching age 65 or (ii) the Participant reaching age 55 and having completed at least 10 years of Service with the Company and its Subsidiaries.

(k)	For purposes of this Agreement, a Change of Control shall be deemed to have occurred only if such event would also be deemed to constitute a change in ownership or effective control, or a change in the ownership of a substantial portion of the assets, of the Company under Code Section 409A.

Except as otherwise specifically provided, the Company will not have any further obligations to the Participant under this Agreement if the Participant’s Units are forfeited as provided herein.

4.

Earned Units. The number of Units subject to this Award that the Participant will be deemed to have earned (“Earned Units”) and that are eligible for vesting as of each Scheduled Vesting Date during the Performance Period will be determined by the extent to which the Company has satisfied the performance-based objectives for the Vesting Period ending on the applicable Scheduled Vesting Date as set forth in Appendix A to this Agreement. The portion of the Units subject to this Award that will be deemed Earned Units as of each Scheduled Vesting Date during the Performance Period will be determined according to the formula specified in Appendix A, but in no event will the cumulative number of Units that are deemed Earned Units as of

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any Scheduled Vesting Date during the Performance Period exceed the Maximum Number of Units. Any Units that are not earned as of either of the first two Scheduled Vesting Dates during the Performance Period solely because of the failure to fully satisfy an applicable performance-based objective shall remain eligible to be earned as of a subsequent Scheduled Vesting Date during the Performance Period.

5.	Settlement of Units. After any Units vest pursuant to Section 3, the Company will promptly, but in no event later than two and one-half months after the end of the calendar year in which the Vesting Date occurred, cause to be issued to the Participant, or to the Participant’s beneficiary or legal representative in the event of Participant’s death, one share of Stock in payment and settlement of each vested Unit. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, shall be subject to the tax withholding provisions of Section 6, and shall be in complete satisfaction of such vested Units. If the Units that vest include a fractional Unit, the Company will round the number of vested Units down to the nearest whole Unit prior to issuance of the shares as provided herein. Notwithstanding the foregoing, if any amount shall be payable with respect to this Award as a result of the Participant’s “separation from service” at such time as the Participant is a “specified employee” (as those terms are defined in regulations promulgated under Code Section 409A) and such amount is subject to the provisions of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first day of the seventh calendar month beginning after the Participant’s separation from service (or the date of Participant’s earlier death), or as soon as administratively practicable thereafter.

6.	Tax Matters. The Committee may require the Participant, or the alternate recipient identified in Section 5, to satisfy any potential federal, state, local or other tax withholding liability. Such liability must be satisfied at the time such Units are settled in shares of Stock. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied: (i) through a cash payment by the Participant, (ii) through the surrender of shares of Stock that the Participant already owns (provided, however, to the extent shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then payments made with shares of Stock in accordance with this clause (ii) shall be limited to shares held by the Participant for not less than six months prior to the payment date), (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled in respect of the Award under this Agreement; provided, however, that such shares under this clause (iii) may be used to satisfy not more than the minimum statutory withholding obligation of the Company or applicable Subsidiary (based on minimum statutory withholding rates for federal, state and local tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), or (iv) any combination of clauses (i), (ii) and (iii); provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (ii)-(iv) and that the Committee may require that the method of satisfying such an obligation be in compliance with Section 16 of the Exchange Act (if the Participant is subject thereto) and any other applicable laws and the respective rules and regulations thereunder. Any fraction of a share of Stock which would be required to satisfy such an obligation will be disregarded and the remaining amount due will be paid in cash by the Participant.

7.	Compliance with Laws. Despite the provisions of Section 5 hereof, the Company is not required to issue or deliver any certificates for shares of Stock if at any time the Company determines that the listing, registration or qualification of such shares upon any securities exchange or under any law, the consent or approval of any governmental body or the taking of any other action is necessary or desirable as a condition of, or in connection with, the issuance or delivery of the shares hereunder in compliance with all applicable laws and regulations, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company.

8.	No Right to Employment. Nothing herein confers upon the Participant any right to continue in the employ of the Company or any Subsidiary.

9.	Nontransferability. Except as otherwise provided by the Committee or as provided in Section 5, and except with respect to shares of Stock issued in settlement of vested Units, the Participant’s interests and rights in and under this Agreement may not be assigned, transferred, exchanged, pledged or otherwise encumbered other than as designated by the Participant by will or by the laws of descent and distribution. Issuance of shares of Stock in settlement of Units will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or, if the Participant is deceased, to the designated beneficiary or other appropriate recipient in accordance with Section 5 hereof. The Committee may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or alternate recipient provided for herein, and the Committee shall extend to those individuals the rights otherwise exercisable by the Participant with regard to any withholding tax election in accordance with Section 6 hereof. Any effort to otherwise assign or transfer any Units or any rights or interests therein or thereto under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights and interests of the Participant and his or her beneficiary in and under this Agreement.

10.	Administration and Interpretation. The Committee has the authority to control and manage the operation and administration of the Plan. Any interpretations of the Plan by the Committee and any decisions made by it under the Plan are final and binding on the Participant and all other persons.

11.	Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

12.	Sole Agreement. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to all of the terms and conditions of the Plan (as the same may be amended in accordance with its terms), a copy of which may be obtained by the Participant from the office of the Secretary of the Company. In addition, this Agreement and the Participant’s rights hereunder shall be subject to all interpretations, determinations, guidelines, rules and regulations adopted or made by the Committee from time to time pursuant to the Plan. This Agreement is the entire agreement between the parties to it with respect to the subject matter hereof, and supersedes any and all prior oral and written discussions, commitments, undertakings, representations or agreements (including, without limitation, any terms of any employment offers, discussions or agreements between the parties).

13.	Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Company and the Participant and, as and to the extent provided herein and under the Plan, their respective heirs, executors, administrators, legal representatives, successors and assigns.

14.	Amendment and Waiver. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement between the Company and the Participant without the consent of any other person. No course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the Company has duly executed this Agreement as of the Award Date.

Very truly yours,

UNITED STATIONERS INC.

By:	/s/ Frederick B. Hegi, Jr.

Frederick B. Hegi, Jr.
Chairman of the Board

Appendix A

Earned Units and Performance-Based Objectives

Performance Period: January 1, 2011 through December 31, 2013

The determination of the number of Units that will be earned as of each Scheduled Vesting Date during the Performance Period specified above as provided in Section 4 of the Agreement will be determined as follows:

1.	The Company’s Economic Profit (as defined below) for the period beginning on the first day of the Performance Period and ending on the applicable Scheduled Vesting Date (the “Vesting Period”) will be calculated.

2.	Based on that actual Economic Profit, the Performance Factor for the relevant Vesting Period will be determined from the following table by determining where the Company’s actual Economic Profit falls relative to the goals specified in the applicable column of the table below, and then selecting the corresponding Performance Factor. If the Company’s actual Economic Profit for any Vesting Period is between two amounts shown in the applicable column of the table, the corresponding Performance Factor will be determined by linear interpolation between the two relevant Performance Factors shown in the table. If actual Economic Profit for the Vesting Period is less than or equal to the Minimum amount specified, the Performance Factor is zero, and if it greater than the Maximum amount specified, the Performance Factor will be equal to the percentage specified for the Maximum amount.

	Company’s Cumulative Economic Profit Goals and Corresponding Performance Factors During the Vesting Periods Ending on the Scheduled Vesting Dates Indicated
	December 31, 2011				December 31, 2012				December 31, 2013
	EP Goal			Perf. Factor	EP Goal			Perf. Factor	EP Goal			Perf. Factor
Minimum	$	[**	]	0%	$	[**	]	0%	$	[**	]	0%
Target	$	[**	]	100%	$	[**	]	100%	$	[**	]	100%
Maximum	$	[**	]	150%	$	[**	]	150%	$	[**	]	150%

3.	The number of Earned Units as of any Scheduled Vesting Date will be calculated using the following formula:

(Performance Factor x Cumulative Unit Percentage x Target Number of Units) — Number of Previously Earned Units

where:

•	“Performance Factor” is the percentage determined as provided in item 2 above;

•	“Cumulative Unit Percentage” is the percentage in the following table that corresponds to the Scheduled Vesting Date marking the end of the relevant Vesting Period:

Scheduled Vesting Dates	Cumulative Unit Percentage
December 31, 2010	33 1/3%
December 31, 2011	66 2/3%
December 31, 2012	100%

•	“Target Number of Units” is the number associated with that term in Section 1 of the Agreement; and

•

“Number of Previously Earned Units” is the number of Units subject to the Award that had already been determined to be Earned Units during the Performance Period prior to the applicable Scheduled Vesting Date.

4.

For purposes of this Appendix A, the Company’s “Economic Profit” for any Vesting Period shall mean profit after applying a capital charge based on the long-term weighted average cost of capital. Profit is defined as tax-effected earnings before interest and taxes as reported in the Company’s audited annual consolidated financial statements. Total capital used to calculate the capital charge includes all assets and liabilities except for cash or cash equivalents, debt (including Asset Backed Securitization) and stockholders’ equity. Profit and total capital will be calculated without regard to any change in accounting standards promulgated by the Financial Accounting Standards Board or similar accounting standards body that becomes effective after commencement of the Performance Period and is applicable to the Company, and will be adjusted to eliminate: (i) the carrying value and amortization of intangible assets associated with any acquisition of all or substantially all of the stock or assets of a business consummated during the Performance Period, and (ii) the LIFO expense and LIFO reserve and (iii) the carrying value of the assets and liabilities associated with the Company’s pension benefits, post-retirement benefits and interest rate swap agreements to the extent reflected in Other Comprehensive Income as it appears on the Company’s financial statements and (iv) amortization of intangible assets associated with acquisitions completed after January 1, 2005 but before January 1, 2010 and to restate those intangibles back to their original value at the time of acquisition, provided that the adjustments set forth in the foregoing clauses (i) and (iii) shall be net of any tax effects.

5.	As an example, to compute the number of Earned Units as of the first, second and third Scheduled Vesting Dates, assume the following facts: (i) the Target Number of Units was 15,000; (ii) the Company’s actual Economic Profit for the Vesting Period ending on the first Scheduled Vesting Date was half-way between the Minimum Amount and the Target Amount, resulting in a Performance Factor of 50%; (iii) the Company’s actual Economic Profit for the Vesting Period ending on the second Scheduled Vesting Date was half-way between the Target Amount and the Maximum Amount, resulting in a Performance Factor of 125%; and (iv) the Company’s actual Economic Profit for the Vesting Period ending on the third Scheduled Vesting Date was 60% of the way between the Target Amount and the Maximum Amount, resulting in a Performance Factor of 130%. Under these facts, the number of additional Earned Units that would vest as of each Scheduled Vesting Date would be:

First Determination Date:	(50% x 33 1/3% x 15,000) – 0 = 2,500 Units

Second Determination Date:	(125% x 66 2/3% x 15,000) – 2,500 = 10,000 Units

Third Determination Date:	(130% x 100% x 15,000) – 12,500 = 7,000 Units